Exhibit 10.1
2006 STOCK INCENTIVE PLAN
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT
Private & Confidential (Addressee Only)
{EMPNAME}
{EMPNUMBER}
We are pleased to advise the Optionee (the “Optionee”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Optionee an option to purchase that number of shares of Common Stock set forth below (the “Option”) subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the “Plan”), and this Global Non-Qualified Stock Option Agreement, including Appendix A, which includes any applicable country-specific provisions, and Appendix B, which includes additional documents that may need to be signed and returned to the Company (this agreement and Appendices A and B, collectively, the “Agreement”). The grant of this Option reflects the Company’s confidence in the Optionee’s commitment and contributions to the success and continued growth of the Company.
All terms not defined herein shall have the meanings assigned to such terms in the Plan.
1.	Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Optionee an Option to purchase that number of shares of the Company’s Common Stock (the “Option Shares”) effective on the Date of Grant set forth below:

Date of Grant:	{GRANTDATE}
Number of Option Shares Granted:	{SHARESGRANTED}
Option Exercise Price Per Share:	{EXERCISEPRICE}
2.	Vesting and Exercise of Option. Subject to the Optionee’s continued employment with the Company or the Employer (as defined in 3(h) below) and other limitations set forth in this Agreement and the Plan, the Option will vest as to a set number of shares on each of the vesting dates set out in the following schedule:

VEST DATE	NUMBER OF SHARES

{VESTDATE1}	{SHARES1}
{VESTDATE2}	{SHARES2}
{VESTDATE3}	{SHARES3}
{VESTDATE4}	{SHARES4}
{VESTDATE5}	{SHARES5}
The right of exercise is cumulative, so that an Option, once vested, may be exercised, in whole or in part, at any time up to {EXPDATE}, the expiration date, or such earlier date as provided in Section 3 below or in the country-specific provisions in Appendix A.
3.	Term of Option; Termination of Employment.
(a)	The term of the Option is ten (10) years after the Date of Grant, subject, however, to the early termination provisions set forth herein.

(b)	Except as otherwise provided herein, the Option shall be exercisable by the Optionee (or his/her successor in interest) following the termination of the Optionee’s employment only to the extent that the Option was vested on or prior to the date of such termination.

(c)	The vesting of the Option shall terminate on the date the Optionee voluntarily terminates employment with the Company or the Employer (as defined in Section 3(h))(except by reason of retirement after attaining age 60 as provided below) or on the date his/her employment is terminated by the Company or the Employer without “Cause” (as defined in paragraph 4), but any Option Shares that are vested on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.

(d)	The Option shall terminate on the date the Optionee’s employment with the Company or the Employer is terminated by the Company or one of its subsidiaries for “Cause”, and all Option Shares that are then vested shall forthwith cease to be exercisable. “Cause” for this purpose means unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty.

(e)	Upon the death of the Optionee while he/she is an employee of the Company or the Employer, the Option shall become immediately vested in full as to all shares on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) over the remaining term of the Option.

(f)	If the Optionee’s employment with the Company or the Employer terminates by reason of the retirement of the Optionee after attaining age 60, the vesting of the Option shall terminate on the date of such retirement, but any Option Shares that are vested on the date of such retirement shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Option Shares held by such Optionee shall immediately cease to be exercisable in the event that such Optionee becomes an employee of any competitor of the Company or the Employer (as determined in the sole discretion of the Company).

(g)	If the Optionee becomes Disabled (as defined below), regardless of whether Optionee terminates employment with the Company or the Employer, the Option Shares that are not vested as of the date of disability shall vest on the date or dates (over the remaining term of the Option) that they otherwise would have vested if the Optionee had not become Disabled. Any Option Shares that are vested upon disability prior to giving effect to this provision shall continue to be vested over the remaining term of the Option. For the purpose of this Agreement, “Disabled” is defined pursuant to Internal Revenue Code Section 22(e)(3) and means the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(h)	For purposes of this Agreement, employment shall include being an employee with the Company. Employment shall also include being an employee with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company (the “Employer”). Should an Optionee transfer employment to become a director, consultant or advisor to the Company or the Employer following the Date of Grant, he or she will be considered employed for vesting purposes until he or she ceases to provide services to the Company or any direct or indirect parent or subsidiary of the company, or any successor to the Company or any such parent or subsidiary of the Company.
4.	Payment of Exercise Price. The following payment methods may be used to purchase Option Shares:
(a)	A cashless exercise in a manner described in Section 5(f)(2) of the Plan.

(b)	Cash or check payable to the Company.

(c)	Delivery by the Optionee of shares of Common Stock of the Company owned by the Optionee and subject to such other terms and conditions contained in the Plan.

(d)	Any combination of the above methods.
5.	Non-Transferability of Option. Except as provided by will or the laws of descent and distribution or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.

6.	Adjustment. This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s common stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.

7.	Withholding Taxes. Regardless of any action the Company or the Employer, if different, takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding a sufficient number of whole Option Shares otherwise issuable upon the exercise of the Option that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the exercised Option. The cash equivalent of the Option Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Common Stock on the New York Stock Exchange on the applicable exercise date).

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in whole Option Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Option Shares subject to the exercised Options, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan. No fractional Option Shares will be withheld or issued pursuant to the grant of the Option and the issuance of Option Shares hereunder.
Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Option Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.
8.	Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)	the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment or service relationship (if any) at any time;

(e)	the Optionee is voluntarily participating in the Plan;

(f)	the Option and any Option Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g)	the Option grant and the Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or the Employer;

(h)	the future value of the Option Shares underlying the Option is unknown and cannot be predicted with certainty;

(i)	if the underlying Option Shares do not increase in value, the Option will have no value;

(j)	if the Optionee exercises the Option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;

(k)	for Optionees who reside outside the U.S., the following additional provisions shall apply:
(i)	the Option and any Option Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(ii)	the Option and any Option Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Optionee’s employment or service contract, if any; and

(iii)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.
9.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Option Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.	Data Privacy. This Section 10 applies if the Optionee resides outside the U.S.: The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to such other stock plan service provider as may be selected by the Company that assists the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, the stock plan service provider, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

11.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

12.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.	Language. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.	Appendices. The Option shall be subject to any special provisions set forth in the Appendices for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in the Appendices during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendices constitute part of this Agreement.

16.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
A copy of the Plan prospectus is available on the Company’s Intranet at www.analog.com/employee (from Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column). If the Optionee is unable to access this information via the Intranet, ADI’s or the Optionee’s regional stock plan administrator can provide the Optionee with copies.

/s/ Ray Stata	/s/ Jerald G. Fishman
Ray Stata	Jerald G. Fishman
Chairman of the Board	President & Chief Executive Officer